Exhibit 99

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Announces Two Agreements to Purchase

Eight Inpatient Psychiatric Facilities with Over 600 Beds

FRANKLIN, Tenn. — November 27, 2012 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced two agreements to purchase an aggregate of eight inpatient psychiatric facilities with approximately 600 beds.

The Company has agreed to purchase Behavioral Centers of America, LLC, which is headquartered in Nashville, TN, for total consideration of $145 million in cash. BCA operates three inpatient psychiatric facilities and one psychiatric hospital within a hospital. The facilities are located in Ohio, Michigan and Texas and have 278 licensed inpatient beds, over 90% of which are acute inpatient beds. The facilities produced revenues of $60.5 million for the twelve months ended September 30, 2012. Acadia expects to complete the transaction, which is subject to customary closing conditions, in late December 2012.

The Company also has agreed to acquire AmiCare Behavioral Centers, headquartered in Fayetteville, AR, for total consideration of $113 million in cash. AmiCare operates four inpatient psychiatric facilities in Arkansas that have 330 licensed inpatient beds, nearly 70% of which are acute inpatient beds. The facilities produced revenues of $61.7 million for the twelve months ended September 30, 2012. Acadia expects to complete the transaction, which is subject to customary closing conditions, in late December 2012.

Joey Jacobs, Chairman and Chief Executive Officer of Acadia, commented, “Today’s announcement provides further evidence of both our continuing opportunities to purchase well-run inpatient psychiatric facilities with high quality professional staffs and our ability to execute on these opportunities. In addition to providing Acadia our first entry into Ohio, which is our 21st state, these transactions will significantly expand our beds in operation. We continue to consider additional acquisition opportunities in the fragmented inpatient behavioral health industry.”

Acadia is evaluating alternatives to finance these transactions. While the final funding mix is yet to be finalized, management expects that these transactions will be accretive to its 2013 financial results.

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ACHC to Purchase Inpatient Psychiatric Facilities with Approximately 600 Beds

November 27, 2012

Risk Factors

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) Acadia’s ability to obtain financing for pending and future acquisitions within timeframes and on terms acceptable to Acadia, if at all; (ii) Acadia’s ability to complete acquisitions and successfully integrate the operations of the acquired facilities; (iii) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (iv) potential reductions in payments received by Acadia from the government and third-party payors; (v) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; and (vi) potential operating difficulties, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategy. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

About Acadia

Acadia is a provider of inpatient behavioral healthcare services. Acadia operates a network of 34 behavioral health facilities with approximately 2,500 licensed beds in 20 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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